Exhibit 99.2

Investor Relations Contacts:
Chris Oddleifson, President and Chief Executive Officer
781.982.6660

Denis K. Sheahan, Chief Financial Officer
781.982.6341

For media inquiries, contact:
Michaela Almeida, Public Relations Coordinator
781.982.6537
Michaela.Almeida@RocklandTrust.com

FOR IMMEDIATE RELEASE

INDEPENDENT BANK CORP. AND ROCKLAND TRUST COMPANY
ANNOUNCE THE APPOINTMENT OF
DONNA ABELLI LOPOLITO AND EILEEN C. MISKELL AS DIRECTORS

Rockland, Mass. (April 14, 2005) – Independent Bank Corp. (NASDAQ: INDB) today announced that Donna Abelli Lopolito and Eileen C. Miskell have been appointed to its Board of Directors. Ms. Lopolito and Ms. Miskell were also simultaneously appointed to the Board of Directors of Rockland Trust Company, the wholly-owned bank subsidiary of Independent Bank Corp. Photos of Ms. Lopolito and Ms. Miskell are available below.

Thomas J. Teuten, Chairman of the Board of Independent Bank Corp. and of Rockland Trust Company, stated that “The appointment of Ms. Lopolito and Ms. Miskell is the result of a recruitment process that our Nominating Committee began almost a year ago. We are extremely pleased to add two individuals with such superb qualifications to the Board.”

Ms. Lopolito is the interim Chief Financial Officer of Phylogix, Inc., a biotechnology company based in Waltham, Mass., and is also a consultant with AccountAbility Outsourcing, Inc., a firm based in Wellesley, Mass. She is a Certified Public Accountant and, from 1998 to 1999, was the President of the Massachusetts Society of CPAs. Ms. Lopolito, who is 47, is a graduate of Bentley College, where she received a bachelor’s degree in Accounting. She lives in North Easton, Mass.

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Independent Bank Corp. Board of Directors/Page Two

Ms. Miskell is the Treasurer of Wood Lumber Company in Falmouth, Mass. She is a Certified Public Accountant, and formerly served as a Director and as Chair of the Audit Committee for the Board of Directors of Falmouth Bank, which was acquired by and merged into Rockland Trust Company in 2004. Ms. Miskell, who is 47, is a graduate of Boston College, with a bachelor’s degree in Business Management, and also holds a master’s degree in Business Administration from Boston University. She resides in Falmouth, Mass.

Christopher Oddleifson, President and Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company, and also a Director of Independent Bank Corp. and Rockland Trust Company, stated that “I am delighted that Donna and Eileen, who are both leaders in the communities that we serve, are joining our Board. I look forward to working together with Donna, Eileen, and the rest of the Board, to continue the success of Rockland Trust Company well into the future.”

About Independent Bank Corp.

Independent Bank Corp.’s sole bank subsidiary, Rockland Trust Company, currently has $2.9 billion in assets. Rockland Trust Company is a full-service community bank serving southeastern Massachusetts and Cape Cod. To find out more about the products and services available at Rockland Trust Company, please visit our Web site at www.RocklandTrust.com.

     Pictured above: Donna Abelli Lopolito, Director of Rockland Trust and Independent Bank Corp.

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Independent Bank Corp. Board of Directors/Page Three

Pictured above: Eileen C. Miskell, Director of Rockland Trust and Independent Bank Corp.

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